Exhibit 11

Calculation of Net Income (Loss) Per Share

	2001						2002

	Three Months Ended			Six Months Ended			Three Months Ended			Six Months Ended
	June 30,			June 30,			June 30,			June 30,

	Net		Per Share	Net		Per Share	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount

	(In thousands, except per share data)						(In thousands, except per share data)
Basic EPS
Net income (loss) available to common shareholders	$689	20,516	$0.03	$3,773	20,469	$0.18	$(11,244)	20,708	$(0.54)	$(16,305)	20,728	$(0.79)

Effect of Dilutive Securities Stock option plans		79			460			—			—

Dilutive EPS
Net income (loss) available to common shareholders and assumed conversions	$689	20,595	$0.03	$3,773	20,929	$0.18	$(11,244)	20,708	$(0.54)	$(16,305)	20,728	$(0.79)

Note: Options to purchase 5.4 million and 4.8 million shares of Class A Common Stock were outstanding during the three and six months ended June 30, 2001, respectively but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.